GVO

Global Virtual Opportunities

January 24th, 2008

Timothy J. Connolly
Chief Executive Officer
Natural Nutrition, Inc. c/o Turnaround Partners, Inc.
109 North Post Oak Lane, Suite 422
Houston, TX 77024

Dear Mr. Connolly,

My wife Ilona and I truly enjoyed having the opportunity to meet you in person as well as Mel Roseman and Fred Zeidman. As you indicated during our meeting, Natural Nutrition, Inc. (the "Company") is looking to become a major player in the online nutrition world using advanced internet marketing techniques, as the Company is at a point where it needs to dramatically enhance its online presence. Global Virtual Opportunities, Inc. ("GVO") has the expertise and the resources to assist in that process. Therefore, the purpose of this Letter Agreement is to set forth the agreement between the Company and GVO as to the scope and nature of the services to be provided by GVO (including objectives, procedures, and identification of responsibilities), and the compensation to be paid to GVO by the Company with respect to such services.

I OBJECTIVE

GVO will design and implement a user-friendly, business-to-consumer affiliate website for the Company, where the Company's clients will be able to order and pay for various nutrition products sold by the Company, and receive promotional materials related to product offerings, etc. The primary website will be called "inutrition.com". GVO will also design and implement various mini-content driven websites, through which the user will be funnelled to the inutrition.com website. This project will be a huge success and we look forward to working with you and your team.

II. SERVICES AND DELIVERABLES

1. GVO will:

    a. Register the domain names that will be used in connection with the mini content driven websites. These domain names will be registered in the name of the Company, and GVO agrees that the Company will at all times retain ownership and control over such domain names, websites, content and associated intellectual property. GVO acknowledges that the Company or its affiliates owns all rights to the domain name "inutrition.com" and associated websites, content and intellectual property.

b. Construct the new inutrition.com website and the mini content driven websites, and develop and publish their respective content, in such a manner so that interested clients of the Company will be funnelled into a lead content management system.

c. Construction and implementation of the lead content management system.

- Establish a series of automated newsletters to engage prospects to start to know, like and trust your products.
- Format and write e-mail content for the automated newsletters.

d. Construct and implement the e-commerce system for the Company's inutrition.com website.

- Develop and put into operation a user friendly e-commerce model that allows clients to purchase products from the main inutrtion.com website easily in a secure fashion (Secure Socket Layer – SSL). The new website and the e-commerce feature will be designed, tested and fully operational no later than March 31, 2008.
- Develop and implement privacy policy with respect to personal information of users of e-commerce system.

e. Development and promotion of the affiliate management system for the Company's websites.

- Help develop a multi tiered commission payout system
- Create a referral tracking system for affiliates (create automatically generated replicated websites for affiliates)
- Create online promotional tools to help affiliates promote the Company and its products, such as banners, "youtube" videos, "refer-a-friend" systems, e-mail marketing systems etc.

f. Traffic generation and promotions of the site.

- Help with all phases of marketing and promoting the primary website and the mini content driven website, including pre-launch phase (help generate interest and hype of a newly formed affiliate nutrition system), launch phase (help establish proper fulfillment of products, keeping affiliates motivated, calculating commissions, paying commissions, etc.) and post-launch phase (create a long-term, sustainable online marketing system that builds on itself, generating more and more sales on a consistent basis).
- Provide Search Engine Optimization.
- Develop a great Google AdWords Internet campaign
- Assist in developing a social networking system for fitness enthusiasts, and generate interactive tools for people to use on a social networking site.
- Assist in developing a good video campaign with good calls to action. These videos should be compelling for "youtube" and all the other video sites that are popular online.

2. Training, Testing and Maintenance

   a. GVO will work with the Company's staff to help them understand the systems created and implemented by GVO pursuant to this Letter Agreement at no extra charge.

   b. GVO will dedicate one full-time staff member, and two part-time staff members, plus Joel Therion, to perform the services descried in this Letter Agreement.

   c. GVO will do split testing [???], email marketing testing, "youtube" testing, and direct response [???], and will also utilize a variety of other methods to guarantee the best ROI and highest profitability from the services.

   d. All pre-launch bug testing will be completed by GVO within three (3) days of installation of any of GVO's e-marketing systems.

   e. GVO shall provide maintenance and technical support with respect to the services and the deliverables described herein

3. Conversion and Post-Conversion Support

   a. GVO will assist in planning and assembling data for the sales conversion, to see what aspects and what products are the most successful online, thereby streamlining the site(s) efficiency.

III. BENEFITS

When the project is complete, inutrition.com will be the only site of its kind on the internet. With the amount of content that will be available and the commission structure that the Company seeks to achieve, inutrition.com will be a strong leader in the nutrition industry.

IV. FEES

In consideration of the provision of the services described in this Letter Agreement by GVO, the Company agrees to pay GVO the following fee:

1. $5,000.00 per calendar month during the term of this Letter Agreement, due on the ___ day of each month of the term (the "Base Fee"); plus

2. an amount equal to ten percent (10%) of the Adjusted Gross Sales (such amount being the "Commission", and, together with the Base Fee, the "Fees"). For purposes of this Letter Agreement, "Adjusted Gross Sales" means the Gross Sales directly generated by a designated subsidiary of the Company from sales of products from the e-commerce system and the affiliate system developed by GVO as described herein, during the prior calendar month, less the following amounts: (a) such subsidiary's cost of goods for such period, which for purposes of this Letter Agreement shall be the actual costs incurred by the Company's affiliated manufacturing arm in connection with the manufacture of such goods (without

regard to any expenses related to overhead), plus twenty-seven percent (27%); (b) $10,000.00 (which amount reflects the payment of the Base Fee to GVO as described in the preceding section, as well as a $5,000.00 management fee payable by such subsidiary to the Company each month); and (c) commissions paid to affiliates under the affiliate program implemented by GVO during the prior calendar month. For purposes of this Letter Agreement, "Gross Sales" means the total invoice value oaf sales, less applicable taxes, shipping and packaging charges, and returns.

In addition, for each of the calendar quarters ending on June 30, 2008, September 30, 2008, and December 31, 2008, in which (a) the Gross Sales directly generated from sales of products from the e-commerce system and the affiliate system developed by GVO as described herein for such quarter exceeds $5,000,000.00; or (b) the net profit before taxes directly resulting from sales of products from the e-commerce system and the affiliate system developed by GVO as described herein for such quarter exceeds $1,000,000.00, GVO shall be granted warrants to purchase 750,000 shares of stock in the Company at five cents ($.05) per share, exercisable at any time during the three (3) year period after the granting of such warrant, as further described in a warrant agreement to be entered into between the Company and GVO. For the avoidance of doubt, the failure of the Company to meet such Gross Sales and net profit targets in any one of the aforementioned calendar quarters will not affect the right of GVO to receive such warrants in a subsequent calendar quarter or quarters if such Gross Sales or net profit targets are met during such quarter or quarters, nor will such failure affect any grant of warrants relating to a prior calendar quarter.

V. TERMINATION

The term of this Letter Agreement shall commence on the date executed by the Company below and shall continue until terminated as set forth herein. The Company may terminate this Letter Agreement without penalty or further obligation to GVO by written notice to GVO within thirty (30) days after the expiration of any of the calendar quarters ending on June 30, 2008, September 30, 2008, and December 31, 2008, in the event that during such quarter, both of the following occur: (a) the Gross Sales directly generated from sales of products from the e-commerce system and the affiliate system developed by GVO as described herein do not exceed $5,000,000.00, and (b) the net profit after taxes directly resulting from sales of products from the e-commerce system and the affiliate system developed by GVO as described herein does not exceed $1,000,000.00. In addition, after December 31, 2008, the Company may terminate this Letter Agreement upon thirty (30) days prior written notice to GVO, and shall pay to GVO (as liquidated damages and not a penalty) an amount equal to the total amount of Fees received by GVO from the Company during the calendar quarter immediately preceding the effective date of termination, multiplied by four (4), which amount shall be payable in twelve (12) monthly instalments commencing one month after the effective date of termination. Without limiting the foregoing, either party may terminate this Letter Agreement without penalty or further obligation upon written notice to the other party, in the event such other party breaches any provision of this Letter Agreement and fails to cure such breach within ten (10) days after receipt of written notice thereof.

Upon termination of this Letter Agreement, the Company will retain ownership of all deliverables developed or provided by GVO hereunder, including but not limited to domain names, content, software and associated intellectual property rights.

VI. MISCELLANEOUS

1. GVO acknowledges that in performing its obligations under this Letter Agreement, it will have access to certain confidential information of the Company, including but not limited to business, plans, customers, customer payment information, technology, and products, and other information held in confidence by the Company ("Confidential Information"). GVO agrees that it will not use in any way, for its own benefit or the benefit of any third party, nor disclose to any third party (except as required by law or to that party's attorneys, accountants and other advisors as reasonably necessary), any of the Company's Confidential Information, and will take commercially reasonable precautions to protect the confidentiality of such information, but in any event, precautions at least as stringent as it takes to protect its own Confidential Information. Information will not be deemed Confidential Information if such information: (a) is known to GVO prior to receipt from the disclosing party; (b) becomes known (independently of disclosure by the Company) to GVO directly or indirectly from a source other than one having an obligation of confidentiality to the Company; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by GVO; or (d) is independently developed by GVO. The obligations described in this provision shall survive the termination of this Letter Agreement.

2. GVO shall defend, indemnify and hold the Company, its officers, directors, agents and employees harmless from and against any and all claims, demands, suits, or judgments arising out of the rights and obligations set forth in this Letter Agreement and/or the use and operation of the websites and other deliverables described herein by third parties, including claims for bodily injury and death, tangible property losses, loss of consumer information, and all expenses (including reasonable attorney's fees), demands, settlements, or judgments related to the foregoing, including but not limited to claims, demands, suits, or judgments alleging that any of the websites or other deliverables provided by GVO hereunder infringe upon the intellectual property rights of third parties. The obligations described in this provision shall survive the termination of this Letter Agreement.

3. This Letter Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to any choice of law doctrine that would cause the law of any other jurisdiction to apply. This Letter Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other prior and contemporaneous agreements and understandings between the parties both oral and written regarding such subject matter. This Letter Agreement may only be amended by written agreement signed by both parties. No waiver by either party of any breach or default of any of the covenants or agreements contained in this Letter Agreement shall be deemed a waiver as to any subsequent or similar breach or default. No right or remedy granted by this Letter Agreement upon either party is exclusive of any other right or remedy granted by this Letter Agreement or by law or in equity provided or permitted.

Sincerely,

Joel Therien
President, Global Virtual Opportunities Inc.

AGREED AND ACCEPTED this 24th day of January, 2008:

Natural Nutrition, Inc.

By: ______________________
Name: Timothy J. Connolly
Title: Chief Executive Officer